Exhibit 99.68

AMENDMENT
TO THE FIRST NATIONAL BANK OF NORTHERN CALIFORNIA
EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT
FOR DAVID A. CURTIS

          THIS AMENDMENT, made and entered into this 22nd day of December, 2008, by and between First National Bank of Northern California, a national banking association (hereinafter referred to as the “Bank”), and David A. Curtis, an Executive of the Bank (hereinafter referred to as the “Executive”), shall effectively amend the First National Bank of Northern California Executive Supplemental Compensation Agreement dated March 3, 2008 (hereinafter referred to as the “Agreement”) as specifically set forth herein. Pursuant to Article 8 of the Agreement, the Bank and the Executive hereby adopt the following amendment:

1.)

Section 2.4, “Disability Benefit,” shall be amended to delete the words “Upon the Executive’s Separation from Service due to Disability” and to replace them with the words “If the Executive shall become Disabled.”

2.)	Section 2.4.1, “Amount of Benefit,” shall be amended to delete the words “Separation from Service” from the first sentence and to replace them with the word “Disability.”

3.)	Section 2.4.2, “Form and Timing of Benefit,” shall be amended to delete the words “Separation from Service” from the first sentence and to replace them with the words “date of Disability.”

4.)

Section 2.5, “Change in Control Benefit,” shall be amended to delete the words “Early Involuntary Termination or Termination for Good Reason” and to replace them with the words “Separation from Service.”

          To the extent that any term, provision, or paragraph of the Agreement is not specifically amended herein, or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set forth in said Agreement.

          IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

FIRST NATIONAL BANK OF NORTHERN CALIFORNIA
South San Francisco, California

By:	/s/ Thomas C. McGraw

(Bank Officer other than Insured)

Title: Chief Executive Officer

EXECUTIVE

/s/ David A. Curtis

David A. Curtis